Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-79703, 333-61178, 333-84406, 333-118428, 333-119518, and 333-143774; Form S-3 No. 333-97057; and Form S-3ASR No. 333-143176) of UCBH Holdings, Inc. of our report dated February 28, 2008, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP
San Francisco, California
February 28, 2008